Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FIRST QUARTER 2020

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, April 29, 2020 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2020 results:  The Company’s revenues in the first quarter 2020 were $38.4 million, compared to $37.8 million in the first quarter 2019, an increase of $0.6 million, or 1.7%.  The increase in revenues in the first quarter 2020, compared to the first quarter 2019, resulted from an increase in the average selling price for the Company’s lime and limestone products, partially offset by decreased demand principally from the Company’s environmental and oil and gas services customers.

The Company’s gross profit was $9.9 million in the first quarter 2020, compared to $8.7 million in the first quarter 2019, an increase of $1.2 million, or 13.6%.  The increased gross profit in the first quarter 2020, compared to the first quarter 2019, resulted primarily from the increased revenues described above,  lower fuel costs, and increased operating efficiencies associated, in part, with the new kiln at the Company’s St. Clair facility, which began producing commercially saleable quicklime in the second quarter 2019.

Selling, general and administrative (“SG&A”) expenses were $3.2 million in the first quarter 2020, compared to $2.7 million in the first quarter 2019, an increase of $0.5 million, or 20.4%.  The increase in SG&A expenses resulted primarily from increased personnel expenses, including stock-based compensation, and legal expenses in the first quarter 2020.

The Company’s revenues in the first quarter 2020 included $226 thousand from natural gas interests, compared to $334 thousand in the first quarter 2019.  The Company’s gross profit in the first quarter 2020 included a loss of $162 thousand from natural gas interests, compared to income of $7 thousand in the first quarter 2019.  In the fourth quarter 2019, the Company assessed the recent trends of revenue, gross profit or loss, and total assets of its natural gas interests and determined that those interests no longer represented a reportable segment.

The Company reported net income of $5.5 million ($0.98 per share diluted) in the first quarter 2020, compared to $5.1 million ($0.91 per share diluted) in the first quarter 2019, an increase of $0.4  million, or 8.1%.

Federal, state, and local governmental responses to the COVID-19 pandemic, including restrictions requiring social distancing, and on business activities and movement of people, began to take effect the last two weeks of March 2020 and, therefore, did not have a material impact on the Company’s financial condition or results of operations for the first quarter 2020.  The Company expects, however, a slowdown in the national economy beginning in the second quarter, and a possibly greater impact in certain industries, such as oil and gas drilling activities, roofing, and steel.

“As we respond to the unprecedented times brought upon us all by the COVID-19 pandemic, we have not wavered in our commitment to the safety of our employees and the other individuals at our facilities that deliver lime and limestone products to the essential businesses and communities we serve. In addition to our standard health and safety protocols, we have implemented enhanced protocols at all of our locations, including reduced access to facilities, screening of individuals on all sites, and the enforcement of social distancing and other practices that are consistent with, or exceed, the guidelines of the Center for Disease Control,” said Timothy W. Byrne, President and Chief Executive Officer.

“We are pleased with our first quarter 2020 results but acknowledge that the significant amount of current economic uncertainty will negatively impact our customers and their demand for our lime and limestone products as we progress through the rest of the year.  We expect to see continued reduction in demand for many of our products, particularly from the oil and gas services, roofing, and steel sectors.  We will consider cost-cutting initiatives and ways to further increase operating efficiencies in an effort to mitigate some of the effects of the expected economic downturn,” added Mr. Byrne.

Dividend

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. This dividend is payable on June 12, 2020 to shareholders of record at the close of business on May 22, 2020.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), oil and gas services, roof shingle manufacturers and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company – Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to the impact of the COVID-19 pandemic, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
INCOME STATEMENTS

Revenues	$38,440	$37,799
Cost of sales	28,563	29,106
Gross profit	$9,877	$8,693

Selling, general and administrative expenses	$3,219	$2,673
Operating profit	$6,658	$6,020
Interest expense	62	62
Interest and other income, net	(247)	(492)
Income tax expense	1,299	1,322
Net income	$5,544	$5,128

Income per share of common stock:
Basic	$0.99	$0.91
Diluted	$0.98	$0.91
Weighted-average shares outstanding:
Basic	5,624	5,609
Diluted	5,634	5,615
Cash dividends per share of common stock	$0.160	$0.135

	March 31,	December 31,
	2020	2019
BALANCE SHEETS
Assets:
Current assets	$97,368	$92,735
Property, plant and equipment, net	151,289	150,687
Other non-current assets	3,210	3,615
Total assets	$251,867	$247,037
Liabilities and Stockholders’ Equity:
Current liabilities	$8,565	$9,459
Deferred tax liabilities, net	18,198	17,218
Other long-term liabilities	2,937	3,228
Stockholders’ equity	222,167	217,132
Total liabilities and stockholders’ equity	$251,867	$247,037

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